Exhibit 99.1

American Energy Development Corp. Successfully Finishes Completion Stage, and Prepares for Production Testing on the Brown 2-12 Well.

NEW YORK, Dec. 2, 2011 - American Energy Development Corp. (OTCBB:AEDC) hereafter "AED", is pleased to announce it has successfully finished the well completion and installed production equipment on the Brown #2-12 Well, with preparations underway to commence with production testing.

AED is targeting Niagaran oil reef structures on the Dansville prospect by selecting drill locations from AED’s vast Michigan database of 12,300 acres of 3-D seismic. The Brown #2-12 is the first of a series of planned wells on the prospect, with the two next planned wells having had the respective drill sites surveyed and bonded, with permits issued by the State of Michigan allowing for drilling.

Following the completion of the drilling stage, AED ran geophysical logs to better understand the properties of the well. Interpretation and analysis of the data from the mud and geophysical logs on the Brown #2-12 indicate to us that the well has the proper density, porosity and permeability required for a good producing Niagaran reef.

Using the data from the logs, work commenced to complete the well by initially perforating two different zones, in order to increase potential oil production. The well was then swabbed to clean up the well. The swabbing results lead us to believe that the well has good oil deliverability and a good oil saturation, with a low oil/water contact at base of the cement at the packer.

After completion of the swabbing stage, downhole production equipment was installed.  Rods and a downhole pump were run into the well, along with a surface pumping unit installed on a concrete pad at the wellhead. Permits required for the commencement of the production test have been approved by the State of Michigan, and production testing will commence imminently.

On the basis of data gleaned from logs, swabbing results and analysis against analogue wells in the area, we believe that the original well, drilled in 1972 into the same structure, has reduced well pressure, but not hindered the estimated ultimate recoverable oil from the reef structure, which is currently anticipated to be up to 650,000 barrels of oil.

Herold Ribsskog, President of American Energy Development Corp., said, “I am very pleased with the progress to date of AED’s operations in Michigan. Each stage has gone safely and efficiently, from the permitting and preparation of the drill site, to the drilling and completion phases - despite poor and muddy conditions. I eagerly anticipate the commencement of the production test period, and look forward to releasing further positive news to our shareholders in the near future.”

Historical records of the Niagaran reef production in Michigan, confirm over 4,200 wells being drilled, targeting reef formations and producing a total of 472 MMBO and 2.8 TCF gas, with development of reef trends in the area driven by Royal Dutch Shell, BP and ExxonMobil. According to a recent USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas.

Joel Felix, Chief Financial Officer of American Energy Development Corp., said, “We are delighted that we are closing in on our first revenues from this project. As a young energy company, we believe our growth to date has been aggressive and our goal of delivering value to our shareholders is rapidly becoming a reality.”

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

CONTACT: American Energy Development Corp.
             Joel Felix, Chief Financial Officer
             1230 Avenue of the Americas, 7th Floor
             New York, NY 10020
             Phone: (888) 542-7720
             Fax: (917)-639-4000
             Web: www.aed-corp.com
             Email: ir@aed-corp.com